UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                 CERADYNE, INC.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    156710105
                                 (CUSIP Number)


                                January 16, 2003
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 156710105

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

  Needham Investment Management, L.L.C.
   22-3408336

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [x]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
   REPORTING           292,301
  PERSON WITH
                    7 SOLE DISPOSITIVE POWER



                    8 SHARED DISPOSITIVE POWER

                      292,301

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,301 shares of common stock of the Issuer ("Shares") which includes: 292,301 Shares held by various series of The Needham Funds, Inc. which Needham Investment Management L.L.C. may be deemed to beneficially own by virtue of its position as investment adviser to these series.

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                [ ]


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.33%

12       TYPE OF REPORTING PERSON

         IA


CUSIP NO. 156710105

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         The Needham Funds, Inc


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [x]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

  Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
     EACH
   REPORTING           292,301
  PERSON WITH
                    7 SOLE DISPOSITIVE POWER


                    8 SHARED DISPOSITIVE POWER

                      292,301

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         292,301 Shares which inclues:

                  (i) 277,301 Shares held in Needham Growth Fund, a series of The Needham Funds, Inc; and

                  (ii) 15,000 Shares held in Needham Small Cap Growth Fund, a series of The Needham Funds, Inc.

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                [ ]


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.33%

12       TYPE OF REPORTING PERSON

         IV



Item 1(a)         NAME OF ISSUER:

                  Ceradyne, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3169 Redhill Avenue
                  Costa Mesa, CA 92626

Item 2(a)         NAME OF PERSON FILING:

                  The Statement is filed on behalf of the following person (the "Reporting Person"):



Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:

                  (i)      445 Park Avenue
                           New York, New York 10022

                  (ii)     445 Park Avenue
                           New York, New York 10022

             Item 2(c)     CITIZENSHIP:

                  See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

Item 2(e)         CUSIP NUMBER:

                  156710105

Item 3
                  (i) a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended

                  (ii) an investment company registered under Section 8 if the Investment Company Act of 1940, as amended

Item 4            OWNERSHIP:

                  (a) Amount beneficially owned and (b) Percent of Class:

                  See Items 5 through 11 of the cover pages attached hereto

         This Schedule 13G shall not be construed as an admission that the Reporting Person, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Act") or for other purposes, is the beneficial owner of any securities covered by this statement.


                  (c)  See Items 5 through 8 of the cover pages attached hereto

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 24, 2003

                                        Needham Investment Management, LLC


                                        By:
                                                 /s/John C. Michaelson
                                                 -------------------------------
                                                 Name:  John C. Michaelson
                                                 Title: President and Chief
                                                        Executive Officer


                                        The Needham Funds, Inc.


                                        By:
                                                 /s/Glen Albanese
                                                 -------------------------------
                                                 Name:  Glen Albanese
                                                 Title: CFO





                                                                       Exhibit A

                            JOINT REPORTING AGREEMENT
                            -------------------------

         The undersigned, Needham Investment Management, LLC and The Needham Funds, Inc., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


January 24, 2003


                                              Needham Investment Management, LLC


                                              By:
                                                 /s/John C. Michaelson
                                                 -------------------------------
                                                 Name:  John C. Michaelson
                                                 Title: President and Chief
                                                        Executive Officer




                                              The Needham Funds, Inc.


                                              By:
                                                 /s/Glen Albanese
                                                 -------------------------------
                                                 Name:  Glen Albanese
                                                 Title: CFO